Exhibit 23(e)
                                  -------------



                         DIXON, FRANCIS, DAVIS & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS


   1205 WEAVER DRIVE o GRANVILLE, OHIO 43023 o 740-321-1000 o FAX 740-321-1100



                   CONSENT OF DIXON, FRANCIS, DAVIS & COMPANY


We hereby consent to the references to our firm in the proxy statement/prospectus relating to the transaction provided for by that certain Agreement and Plan of Acquisition and Merger dated as of October 24, 2000 by and between Peoples Bancorp Inc. and Lower Salem Commercial Bank and Peoples Bank, National Association. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 /s/ DIXON, FRANCIS, DAVIS & COMPANY
                                     -------------------------------
                                     Dixon, Francis, Davis & Company

December 13, 2000
Granville, Ohio


         ACCOUNTANTS, AUDITORS & CONSULTANTS TO FINANCIAL INSTITUTIONS
        MEMBERS: THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                  OHIO SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS